Exhibit (m)(3)(i)

Schedule A

to the Class K and Institutional Class Administration and Supervisory Agreement for the Baillie Gifford Funds

This Schedule A is amended and restated effective as of December 13, 2018

The International Equity Fund
The EAFE Fund
The EAFE Choice Fund The EAFE Pure Fund
The Emerging Markets Fund
The Global Alpha Equity Fund
The Long Term Global Growth Equity Fund
The U.S. Equity Growth Fund
The Asia Ex Japan Fund
The Global Select Equity Fund
The International Concentrated Growth Fund
The Positive Change Equity Fund
The Multi Asset Fund
The International Smaller Companies Fund

BAILLIE GIFFORD FUNDS, on behalf of
each of its series as set forth above

By	/s/ David Salter

Name: David Salter

Title: President

BAILLIE GIFFORD OVERSEAS LIMITED

By	/s/ Dickson Jackson

Name: Dickson Jackson

Title: Director

[Amended and Restated Schedule A to the Class K and Institutional Class Administration and Supervisory Agreement for the Baillie Gifford Funds]